UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2006
VISEON, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-27106	41-1767211
(State or other	(Commission File	(IRS Employer
jurisdiction of Incorporation)	Number)	Identification Number)
8445 Freeport Parkway, Suite 245
Irving, Texas 75063
(Address of principal executive offices)
Registrant’s telephone number, including area code: (972) 906-6300
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.
     On May 1, 2006, Viseon, Inc., a Nevada corporation (“Viseon”), entered into an employment agreement with Sean Belanger, pursuant to which he will act as the President and Chief Executive Officer of Viseon. The employment agreement provides for Mr. Belanger to receive an annualized base salary of $300,000, which is subject to review and a minimum cost of living increase on an annual basis. Mr. Belanger and his dependents will also be eligible to participate in health insurance and other employee benefit plans that are in effect from time to time for Company employees, including any applicable bonus plans. Mr. Belanger will be eligible to participate in a new Management Incentive Plan, which will pay him a bonus of $150,000 in his first year of employment upon achievement of certain agreed upon goals to be established within the first 90 days of his employment. The initial term of the employment agreement will continue until it is terminated in accordance with its terms.
     On May 1, 2006, Viseon granted Mr. Belanger options to purchase 2,861,472 shares of Viseon common stock at an exercise price of $0.32 per share as partial compensation for his services under the employment agreement. The terms of the stock options are subject to the provisions of a stock option agreement and will vest quarterly over a three year period, in equal increments.
     The employment of Mr. Belanger may be terminated at any time by Viseon or Mr. Belanger, with cause or without cause. Mr. Belanger must provide thirty days’ prior written notice to Viseon if he is voluntarily resigning his position for any reason other than “good reason” under the employment agreement. If Mr. Belanger’s employment is terminated by Viseon for “cause” in accordance with the employment agreement, or by Mr. Belanger without good reason, then Mr. Belanger will be entitled to receive payments equal to his base salary through the date of termination, plus all amounts earned by him under any bonus on other plans, plus an amount equal to all accrued but unused vacation, sick and personal days, and he shall retain all stock options granted to him that have fully vested as of the termination date. If Mr. Belanger’s employment is terminated by Viseon without cause, or by Mr. Belanger for good reason, then upon his execution of a release and returning company property, Mr. Belanger will be entitled to receive payments equal to his base salary for twelve months from the date of termination, plus a prorated amount of any bonuses earned, plus an amount equal to all accrued but unused vacation, sick and personal days, and all stock options granted to him will immediately be fully vested effective as of the termination date. If Mr. Belanger’s employment terminates due to his death or disability, then Mr. Belanger or his designated beneficiary will receive payments equal to his base salary for a six month period following the date of his death or disability, plus an amount equal to the other payments he would have received if his employment had been terminated for cause on the date of death or disability, and all stock options granted to him will immediately be fully vested effective as of the termination date.
     Mr. Belanger also entered into an employee innovations and proprietary rights assignment agreement, as required by his employment agreement, which prohibits him from disclosing confidential information of Viseon. Mr. Belanger also agreed not to compete with Viseon, solicit its customers, employees and vendors, or interfere with Viseon’s relationships, during his employment with Viseon and for the two year period following the termination of his employment.
Item 3.02 Unregistered Sales of Equity Securities
     The registrant’s response to Item 1.01 is incorporated herein by reference.

Item 5.02 Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.
Effective May 1, 2006, the Board of Directors of Viseon appointed Mr. Belanger to serve as President and Chief Executive Officer. Mr. Belanger succeeded Mr. Harris, who will continue to serve as the Chairman of the Board of Directors and Chief Technical Officer, effective as of May 1, 2006. Prior to joining Viseon, Mr. Belanger was Chief Executive Officer of Paradyne Corporation from 2000 until its merger with Zhone Technologies in July 2005.
Mr. Belanger’s appointment as President and Chief Executive Officer of Viseon was not the result of any arrangement or understanding between Mr. Belanger and any other person, other than the agreement of Viseon and Mr. Belanger with respect to his employment as President and Chief Executive Officer.
Item 7.01 Regulation FD Disclosure.
     On May 2, 2006, Viseon issued a press release announcing that it had appointed Sean Belanger as its President and Chief Executive Officer. A copy of the May 2 press release, attached hereto as Exhibit 99.1, is being furnished pursuant to Regulation FD and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
     (D) Exhibits.

Exhibit 10.1	Employment Agreement between Viseon, Inc. and Sean Belanger, dated May 1, 2006
Exhibit 99.1	Press Release issued by Viseon, Inc. on May 2, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISEON, INC.

Date: May 2, 2006	By:	/s/ Brian R. Day Brian R. Day
Chief Financial Officer